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                                                                       EXH. 99.1

                                                                        DIGIMARC




EK Ranjit
Chief Financial Officer
Digimarc Corporation
503-495-4625
eranjit@digimarc.com

Leslie Constans
Digimarc Public Relations
503-495-4568
lconstans@digimarc.com

Miz Nakajima
Weber Shandwick for Digimarc
503-552-3735
mnakajima@webershandwick.com



FOR IMMEDIATE RELEASE

              DIGIMARC COMPLETES ACQUISITION OF POLAROID ID SYSTEMS

            Newly-formed Digimarc ID Systems is the leading supplier
                            of U.S. drivers licenses

TUALATIN, ORE. - DEC. 21, 2001 - Digimarc Corporation (NASDAQ: DMRC), the world leader in digital watermarking solutions, announced today that it has completed the transaction to acquire Polaroid Corporation's ID Systems business, headquartered in Bedford, Massachusetts.

The Polaroid ID Systems business has been renamed Digimarc ID Systems. It produces 60 million secure personal identity cards per year, including the drivers licenses of 37 U.S. states and other government identification documents around the world. The purchase price for the acquisition was $56.5 million in cash plus the assumption of certain liabilities and expenses. The ID Systems business employs approximately 300 people, generates in excess of $50 million in annual revenues, and is expected to be profitable on a pro forma standalone basis.

Digimarc was announced as the winning bidder for the ID Systems business in an auction conducted by Polaroid Corporation and other related debtor parties on November 30 and December 1, 2001. Sale procedures were subsequently approved by the United States Bankruptcy Court for the District of Delaware, the parties entered into a definitive agreement for the purchase of the assets, and applicable waiting periods pursuant to the Hart Scott Rodino antitrust review provisions were subject to early termination.

"We are very pleased to announce the close of the sale of the Polaroid ID Systems business to Digimarc. Our new ID Systems business is committed to delivering the highest quality services and

     T. +1 503.885.9699 F. +1 503.885.9880 19801 SW 72nd Avenue, Suite 250
                    Tualatin, OR 97062 USA www.digimarc.com
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products to our nation's Departments of Motor Vehicles and other national and international issuing authorities," said Bruce Davis, CEO, Digimarc. "The addition of Digimarc ID Systems to our business will contribute significantly to Digimarc's revenues, improve cash flow, and accelerate our progress toward profitability. Strategically, we believe that the skill, experience, and expertise of the ID Systems business employees, and the company's technological leadership in secure ID card design, manufacturing, and systems integration will broaden and enrich our product offerings and technology portfolio."

"We are delighted to be a part of Digimarc and look forward to working together to take secure government identity documents to the next level in security and effectiveness," said John Munday, president, Digimarc ID Systems. "This is a synergistic relationship that will usher in a new era of exciting opportunities for our customers as we combine document, biometrics, imaging and data processing technologies to build ID systems that benefit our customers. In addition, our employees are looking forward to the opportunities that a technically innovative environment like Digimarc ID Systems offers."

Davis continued, "We intend to apply our patented digital watermarking technology to enhance the security and usefulness of drivers licenses and other products produced by our new ID Systems business, to enhance the value and competitive differentiation of ID Systems' products and to substantially advance the adoption of digital watermark applications."

Digimarc ID Systems will be headquartered in Bedford, Massachusetts, with a second facility located in Fort Wayne, Indiana.

Digimarc will conduct a conference call Tuesday, Jan. 22 beginning at 2 p.m. PST/5 p.m. EST to discuss the transaction, provide guidance on the financial impact of the acquisition and to answer any questions. Bruce Davis, Digimarc CEO; Paul Gifford, Digimarc president and COO; and E.K. Ranjit, Digimarc CFO, will host the call.

The call will be available live by Web cast in the following way:

The live Web cast and audio archive will be accessible on the Digimarc Website at:

www.digimarc.com or via www.streetevents.com for one week following the live call.

Please access the Website at least fifteen minutes prior to the start of the call to download and install any necessary audio software.


ABOUT DIGIMARC

Digimarc Corp. (NASDAQ: DMRC), based in Tualatin, Ore., is the world leader in digital watermarking solutions. Digimarc's patented digital watermarking technology is used in a range of solutions for brand protection, brand management and security applications. The technology allows digital data to be embedded imperceptibly in traditional and digital media content including photographic or artistic

     T. +1 503.885.9699 F. +1 503.885.9880 19801 SW 72nd Avenue, Suite 250
                    Tualatin, OR 97062 USA www.digimarc.com
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images, movies, music, packaging, printed materials, promotional items, value documents, tickets and holograms, among others. The company continues to build a pervasive new communications platform by developing an increasing array of diverse product offerings. These offerings benefit a broad range of consumers, corporations and government institutions, enhancing the protection of copyrights, the security of value documents and the management of media and fostering integrated marketing and e-commerce for many goods and services. Digimarc's leading customers include creative professionals, major media companies and central banks.


As of immediately prior to the closing of the sale to Digimarc, Polaroid ID Systems produced driver licenses in 37 U.S. states and digital drivers licenses in states including Oregon, California, Texas, Georgia and West Virginia. Internationally, Polaroid ID Systems produced identification documents for governments in countries around the world, including Brazil, the United Kingdom, the Philippines, Russia and China.


Digimarc has more than 270 pending and 37 issued U.S. patents. Digimarc's vision is to have its watermarking technology become a standard feature of all media content. Please go to www.digimarc.com for more company information.


SECURITIES SAFE HARBOR


This press release contains forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding the Polaroid Corporation's ID System business as well as financial and other benefits associated with the acquisition by Digimarc, are subject to certain assumptions, risks and uncertainties. Although Digimarc believes that the expectations or the post closing operations of the Business reflected in such forward-looking statements are reasonable, actual results could differ materially from those expectations or from historical results. Such risks and uncertainties are outlined in Digimarc's Annual Report on Form 10-K for 2000 and its most recent Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission. Digimarc is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


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     T. +1 503.885.9699 F. +1 503.885.9880 19801 SW 72nd Avenue, Suite 250
                    Tualatin, OR 97062 USA www.digimarc.com